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                         Independent Auditors' Consent
                         -----------------------------



Board of Directors
Buttrey Food and Drug Stores Company:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-59236, 33-70750, and 33-94590) and Form S-3 (No. 33-80688) of
Buttrey Food and Drug Stores Company of our report dated April 11, 1997 relating to the consolidated balance sheets of Buttrey Food and Drug Stores Company and subsidiary as of February 1, 1997, February 3, 1996 and January 28, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the fiscal years in the three-year period ended February 1, 1997, which report appears in the Annual Report on Form 10-K of Buttrey Food and Drug Stores Company for the fiscal year ended February 1, 1997.

/s/ KPMG Peat Marwick LLP

Billings, Montana
April 28, 1997